Exhibit 23.1

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
Room 701A, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B. Soc., Sc., ACA., LL.B.,
CPA(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Equity Platform Holding Group Limited

We hereby consent to the incorporation by reference into Form F-1 (Amendment No. 5) of China Equity Holding Group Limited to be filed with the Securities and Exchange Commission on or about September 19, 2011, filed pursuant to the Securities Act of 1933, of our report dated June 27, 2010, except for note 17 which is dated May 18, 2011 with respect to the financial statements of China Equity Platform Holding Group Limited, for the year ended March 31, 2010 and our report dated August 11, 2011 for the year ended March 31, 2011.

/s/ Albert Wong & Co.

Albert Wong & Co. Hong Kong

Dated: September 19, 2011